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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                Date of report (Date of earliest event reported):
                       October 22, 1999 (October 7, 1999)



                                   CNET, Inc.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


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
              Delaware                             0-20939                            13-3696170
              --------                             -------                            ----------

  (STATE OR OTHER JURISDICTION OF          (COMMISSION FILE NUMBER)       (IRS EMPLOYER IDENTIFICATION NO.)
           INCORPORATION)
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              150 Chestnut Street, San Francisco, California 94111
              ----------------------------------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)



               Registrant's telephone number, including area code:
                                 (415) 395-7800


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         Effective October 7, 1999, CNET, Inc. (the "Registrant" or the "Company") acquired SavvySearch Limited, a Massachusetts corporation ("Savvy"), for a total purchase price of approximately $22 million, through a merger of Savvy into the Company (the "Merger"). In connection with the Merger, the Company issued 307,489 shares of its common stock, having a value of approximately $17.6 million, to Daniel Dreilinger, Sean Dreilinger, Chong-Min Hong, Charles Dreilinger and Robert Carroll, the stockholders of Savvy (the "Stockholders"). The number of shares issued to the Stockholders was based on the average closing price of the Registrant's common stock on the NASDAQ National Market, as reported in the West Coast Edition of the Wall Street Journal for the five trading days immediately prior to October 7, 1999. In addition, at the closing of the Merger the Company paid the Stockholders approximately $4.4 million in cash from money market accounts maintained by the Company. The purchase price was agreed upon by negotiation among the parties. Savvy is a provider of metasearch services. For more information with respect to the terms of the Merger, reference is made to the Agreement and Plan of Merger attached as Exhibit 2.1 to this report, which is incorporated herein by reference.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits

         2.1 Agreement and Plan of Merger, dated as of October 7, 1999, by and among CNET, Inc., SavvySearch Limited and each of the stockholders of SavvySearch Limited*

         -----------------
         * The schedules to this agreement have been omitted in reliance upon
           Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.



                                       2
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Dated:  October 22, 1999              CNET, INC.



                                      By:   /s/ DOUGLAS N. WOODRUM
                                            ------------------------------------
                                            Douglas N. Woodrum
                                            Chief Financial Officer




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                                INDEX TO EXHIBITS


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
   Exhibit
    Number                               Description
   -------                               -----------

     2.1 Agreement and Plan of Merger, dated as of October 7, 1999, by and among CNET, Inc., SavvySearch Limited and the stockholders of SavvySearch Limited
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